Exhibit 99.2

News Release

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Contacts:
Craig Manson
Investor Relations
Ceridian Corporation
952-853-6022

Pete Stoddart
Media Relations
Ceridian Corporation
952-853-4278

Joele Frank / Eric Brielmann
Joele Frank, Wilkinson
Brimmer Katcher
212-355-4449

Ceridian Board Authorizes Exploration Of Alternatives
To Enhance Shareholder Value

MINNEAPOLIS, February 13, 2007 – Ceridian Corporation (NYSE: CEN) today announced that its Board of Directors has decided to explore a broad range of strategic alternatives to enhance shareholder value. The Board has retained Greenhill & Co.,
LLC as its financial advisor and Wachtell, Lipton, Rosen & Katz as legal advisor to assist in this effort.

The Company stated:

“Our Board is committed to taking all appropriate and necessary action to enhance value for all Ceridian stockholders. As the Board reviews the broad range of alternatives available, we have a solid management team whose attention remains firmly rooted on driving execution within the business. The Company and the
Board are open-minded about strategic alternatives, and we intend to evaluate all the options carefully and thoughtfully.”

The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any transaction.
The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

About Ceridian
Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United
States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or
"plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit
Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of
2002, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian's
Annual Report on Form 10-K, for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.